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                                                                EXHIBIT 10.15(b)

                             (EDDIE BAUER(R) LOGO)
                                   SINCE 1920

NAME:                                  Kathy Boyer
START DATE:                            July 12, 2004
POSITION:                              SVP Chief Merchandising Officer
BASE SALARY:                           $475,000
ANNUAL EXECUTIVE PERQUISITE ALLOWANCE: $ 18,000
SIGNING BONUS:                         $100,000

AREAS OF RESPONSIBILITY:

You are hereby employed as SVP Chief Merchandising Officer of Eddie Bauer, Inc. (the "Company") and will have all of the responsibilities, duties and authority normally associated with such position. You will be a member of the senior management team and will report to the Chief Executive Officer of the Company.

BASE SALARY AND EXECUTIVE PERQUISITE

Your Base Salary and Annual Executive Perquisite Allowance will be payable in equal installments, no less frequently than monthly, pursuant to the Company's customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

SIGNING BONUS

The Company will pay you a Signing Bonus of $100,000, which will be paid to you at the same time that you receive your first paycheck, subject to the following conditions: If your employment is terminated by the Company during your first year of employment for Misconduct (as such term is defined below) or you voluntarily resign other than for Good Reason (as such term is defined below) during such first year, you will be required to repay a portion of the Signing Bonus as provided below:

a.   Termination within six (6) months of State Date: 100%

b.   Termination between six (6) and twelve (12) months of State Date: 50%

In all other cases you may retain the Signing Bonus.


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ANNUAL INCENTIVE PLAN

During your employment with the Company, you will participate in the Eddie Bauer, Inc. Annual Incentive Plan (the "Annual Incentive Plan") in accordance with the terms and conditions as in effect from time to time. Your annual incentive target under the Annual Incentive Plan is 70% of your Base Salary. Payment under the Annual Incentive Plan will occur if the Company reaches target performance goals. The payout occurs after Annual Incentive Plan year results are finalized and at the same time incentive payments under the Annual Incentive Plan are paid to all other participants. If you voluntarily resign without Good Reason or are terminated due to Misconduct prior to the payout you will not be eligible to receive any payments under the Annual Incentive Plan. In all other cases you will be entitled to your payout.

GUARANTEED BONUS:

For calendar year 2004, you will receive a guaranteed minimum bonus payout under the Annual Incentive Plan in an amount equal to 70% of your Base Salary, which amount will be pro rated for the period in calendar year 2004 after the date you commence employment. If you die or your employment terminates due to Incapacity (as defined below) prior to the payment date of the 2004 bonus, you (or in the event of your death, your estate) will receive the pro rata bonus described in the previous sentence as if your employment had continued through the applicable payment date. If performance exceeds the target performance goals your payout would be increased, pro rata, in accordance with the terms and conditions of the Annual Incentive Plan. If you voluntarily terminate your employment without Good Reason or if your employment is terminated by the Company due to Misconduct prior to the payout, you will not be eligible to receive any payments under the Annual Incentive Plan.

ANNUAL MERIT REVIEW


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Your salary will be subject to annual merit review during the Company's performance review cycle occurring in March each year, beginning with the review cycle in 2005 for performance in calendar year 2004, for increase.

ADDITIONAL CURRENT BENEFITS

BENEFITS PACKAGE: The Spiegel Group provides a competitive package of benefit plans including medical, dental, vision, life insurance, 401(k) and Profit Sharing. The Company reserves the right to amend or modify the benefits plans at any time so long as any negative modification is done for all members of the senior management team.

ASSOCIATE DISCOUNT: Associates, and their eligible dependents, receive a 30% merchandise discount at Eddie Bauer and for as long as Spiegel Catalog and Newport News remain a part of The Spiegel Group, you may use your associate discount for purchases at either of those companies.

IMMEDIATE VACATION ACCRUAL: Upon hire, your vacation accrual will reflect an available balance equal to four (4) weeks (160.0 hours) of paid time off. You accrue additional vacation hours at the rate of four (4) weeks per year. In addition to your vacation accrual, you will be eligible for three (3) personal days and one (1) balance day per year.

RELOCATION COORDINATION AND REIMBURSEMENT Relocation, including a one-time lump sum payment of $10,000 will be provided as per the Company's current Officer Relocation Program. For all purposes of the Officer Relocation Program, a termination by you with Good Reason will be treated as a termination without Misconduct by the Company. The relocation payment must be used prior to 12 months after the date of a Change in Control (as defined below). In addition, the Company will pay the reasonable legal fees incurred in connection with negotiation of this agreement in an amount not to exceed $12,000.


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TEMPORARY HOUSING: Commencing on the Start Date, since the permanent site of your office has not yet been determined and your current office location may be temporary, we will provide you and your spouse with a monthly lump sum amount of $4,000 to cover the cost of temporary housing until six (6) months after the earlier of (i) the effective date of a plan of reorganization of the Company that has been confirmed by the United States Bankruptcy Court in connection with the Company's reorganization pursuant to chapter 11 of the United States Bankruptcy Code and (ii) the date of a Change in Control. During that time period, the Company will pay for one (1) flight per month for you and your spouse to visit your home in the east.

TERMINATION: Your employment may be terminated by either you or the Company at any time with or without Misconduct or Good Reason. Upon any termination you will receive any (i) accrued but unpaid amounts, including but not limited to any unpaid Base Salary or Signing Bonus, accrued but unutilized vacation, unreimbursed business expenses, (ii) any unpaid annual bonus pursuant to the Annual Incentive Plan for any completed fiscal year (except for a termination due to Misconduct or your voluntary resignation without Good Reason), (iii) a pro rata bonus, if any, pursuant to the Annual Incentive Plan for the year of termination based on your target bonus for such year (except for a termination due to Misconduct or your voluntary resignation without Good Reason) which will be paid at the time such bonuses are generally paid, and (iv) all vested amounts and benefits due under any plan or program in accordance with their terms ("Accrued Amounts").

SEVERANCE BENEFITS: In the event that (i) your employment is terminated by the Company for reasons other than Misconduct, Incapacity, or death or (ii) you terminate your employment as a result of Good Reason, the Company will provide you, in addition to Accrued Amounts, with (X) one (1) year of severance based on your highest Base Salary within the prior two (2)


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years, and (i) an amount equal to the average of the annual bonuses, if any, paid to you pursuant to the Annual Incentive Plan for the two (2) years prior to such termination, or (ii) if such termination occurs before you would have been eligible to receive two annual bonuses, an amount equal to the annual bonus, if any, you receive in the year prior to such termination, or (iii) if such termination occurs before you would have been eligible to receive any annual bonus, an amount equal to 70% of your Base Salary, provided that for purposes of the calculations under (i) and (ii) above the annual bonus for 2004 shall be deemed not to be less then 70% of your Base Salary (without proration), which amounts will be payable in a lump sum within thirty (30) days after such termination, and (Y) the greater of (i) one (1) year of COBRA at the associate rate, or (ii) COBRA at the associate rate for the period as specified in the severance program in effect at the time. In the event your employment is terminated for any reason other than for Misconduct, Incapacity or death or you voluntarily resign for Good Reason, you will also receive a relocation payment in the amount of $10,000. You will not receive any severance payments or benefits in the event of your voluntary termination of employment (other than for Good Reason), or a termination by the Company due to Misconduct, Incapacity or death but will receive the Accrued Amounts. The payment of any severance amounts and benefits in this section is subject to your execution of a release substantially in the form attached hereto as Exhibit A. You agree that upon accepting any of the severances payments or benefits set forth herein you waive your right to any severance payments and benefits under any Company policy, plan or procedure.

     In the event the Company notifies you of its decision to terminate your employment due to Incapacity, you will continue to be employed by the Company as a non-executive employee on the same terms and conditions, including Base Salary, in effect as of the date of such notification until the earlier of the date on which (i) you qualify for long term disability benefits under the long term disability plan in effect at the time of your Incapacity or (ii) the


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benefit waiting period under the long term disability plan in effect at the time of your Incapacity ends. All payments and benefits provided to you in accordance with the prior sentence will be reduced by any payments or benefits you receive under any disability plan, program or arrangement maintained for the benefit of the Company employees.

     Change in Control: Change in Control is defined for purposes of this agreement as (i) a sale of substantially all of the assets of the Company or (ii) when a person or group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended from time to time, other than a person or group that is currently the beneficial owner of more than 50% of the outstanding voting securities of the Company, becomes the beneficial owner of more than 50% of the outstanding voting securities of the Company, provided that, for purposes of clarification, a transfer of the securities of Spiegel, Inc. or Spiegel Holdings, Inc. would, for purposes of this paragraph, constitute a change in beneficial ownership of the securities of the Company; provided, however, that a transfer of the beneficial ownership of the securities of the Company to the creditors of the Company and its affiliates in connection with the jointly administered chapter 11 cases: In re Spiegel, Inc. et al., Case No. 03-11540 (CB) (Bankr. S.D.N.Y.) will not constitute a Change in Control.

     Misconduct: Misconduct is defined for purposes of this agreement as (i) a material breach of your obligations hereunder which is not cured within fifteen (15) days after written notice thereof is given to you, (ii) willfully engaging in misconduct with regard to the Company or in connection with your duties that is injurious to the business, reputation, a character, or community standing of the Company, (iii) your conviction in court of law of or the pleading of guilty to, any felony or any crime involving moral turpitude, (iv) a material violation of any duty of loyalty to the Company or its affiliates.


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     Good Reason: Good Reason is defined for purposes of this Agreement as (i) a material breach of the Company's obligations hereunder which is not cured to your reasonable satisfaction within fifteen (15) days after written notice thereof is given to the Company, (ii) a diminution in your title which is not cured to your reasonable satisfaction within fifteen (15) days after written notice thereof is given to the Company, (iii) a material and continuing diminution in your authority, duties or responsibilities which is not cured to your reasonable satisfaction within fifteen (15) days after written notice thereof is given to the Company, (iv) Fabian Mansson ceases to be the Chief Executive Officer of the Company prior to or within one (1) year after the date of a Change in Control, provided that you give notice of your election to terminate your employment within six (6) months of such cessation or (v) your office is located more than fifty (50) miles from the Company's current executive offices. Except as otherwise provided in clause
     (iv) above, no event will constitute Good Reason unless you give the Company written notice of your intention to resign thereof within forty-five (45) days of the date you know or have reason to know of such event and you resign on the basis thereof within ten (10) days following the expiration of the cure period, if applicable, without the Company having cured such event to your reasonable satisfaction.

     Incapacity: Incapacity is defined for purposes of this agreement as your inability to perform your material duties by reason of illness, physical or mental disability, or other similar incapacity, which inability has continued or reasonably could be expected to continue for more than ninety
     (90) days. All determinations of Incapacity will be made in accordance with applicable federal and state law and will be made by the Company.

ADDITIONAL EXECUTIVE PROGRAMS


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As an officer of the Company you will also be eligible to participate in the following currently offered executive programs. The plans highlighted here are detailed in plan documents. Please refer to those documents for more information. Nothing said here is intended to alter their meaning and in the event of any conflict of terms of the legal plan documents control.

EXECUTIVE LIFE INSURANCE PLAN: provides for four (4) times annual base salary. The Company pays the full cost of the program.

EXECUTIVE PERQUISITE ALLOWANCE: provides an allowance for auto expenses and/or financial, tax and estate planning. The allowance is paid in equal installments along with your regular paycheck. Your Annual Executive Perquisite Allowance is $18,000 (gross) and will be paid to you in the manner described on page 1 hereto and will be pro rated for calendar year 2004 for the number of pay periods following your Start Date.

CORPORATE CREDIT CARD: you will be issued a corporate credit card to provide payment for business related expenses.

INDEMNITY PROTECTION

In the event that you are personally named in a lawsuit in connection with the services you provide to the Company, the Company will indemnify you to the fullest extent permitted by law, provided that you reasonably cooperate in defense of such matters, and that at all times you acted within the scope of your job responsibilities and authority with regard to the matter. You will also be covered under the Company's directors and officers liability insurance policy to the same extent and on the same basis as other directors and officers.

WITHHOLDING TAXES

All payments hereunder will be subject to any and all applicable federal, state, local and foreign withholding taxes.

GOVERNING LAW


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The provisions of this agreement will be construed and enforced in accordance with the laws of the State of Washington. Any dispute or controversy involving this agreement will be resolved by arbitration pursuant to the rules of the American Arbitration Association in Seattle, Washington. The decision of the arbitrator will be final and binding on the parties and judgment on it may be entered in any court of competent jurisdiction. The arbitrator may award legal fees and costs to the prevailing party.

ASSIGNMENT, ETC.

The Company's rights and obligations under this agreement may be assigned by the Company only to a successor to all or substantially all of its business and only if such successor promptly delivers to you a written assumption of the obligations hereunder. This is the entire agreement between the parties with regard to the subject matters hereof and may not be terminated or modified orally, but only by a writing executed by the party to be charged.

Please sign and return one (1) copy to confirm your acceptance and understanding of your compensation package.

/s/ Kathy Boyer                              6/18/04
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Kathy Boyer                                  Date

/s/ Fabian Mansson                           6/17/04
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Fabian Mansson                               Date
President and Chief Executive Officer

/s/ Stacey Ragsdale                          6/17/04
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Stacey Ragsdale                              Date
Divisional Vice President, Human Resources


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